Exhibit 99.1

REVOCABLE WRITTEN CONSENT
FIRST TRUST CORPORATION

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST TRUST CORPORATION

The Board of Directors of First Trust Corporation unanimously recommends, with one director in common with BancPlus Corporation abstaining, that the shareholders of First Trust Corporation approve the Agreement and Plan of Share Exchange and Merger, dated as of September 28, 2021, by and among BancPlus Corporation, BankPlus, First Trust Corporation and First Bank & Trust and the transactions contemplated thereby, including the statutory share exchange, by signing this attached written consent. Please return this signed and dated written consent by email or U.S. mail as promptly as possible to First Trust Corporation at:

First Trust Corporation
909 Poydras Street, Suite 1700
New Orleans, LA 70112
Attention: Lisa Haley
Email: lhaley@fbtonline.com

THIS REVOCABLE WRITTEN CONSENT IS VALID ONLY WHEN SIGNED AND DATED

	FOR	AGAINST
Approval of the Agreement and Plan of Share Exchange and Merger, dated as of September 28, 2021, by and among BancPlus Corporation, BankPlus, First Trust Corporation and First Bank & Trust and the transactions contemplated thereby	☐	☐

Please sign exactly as your name(s) appear(s) hereon.

When signing as attorney, executor, administrator or

other fiduciary, please give full title as such. Joint

owners should each sign personally. All holders must sign.

If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date